Exhibit 4.1

[Face of Note]

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to the Company or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as requested by an authorized representative of DTC (and any payment is made to Cede & Co. or such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

CUSIP NO. 94986RCZ2	PRINCIPAL AMOUNT: $
REGISTERED NO.

WELLS FARGO & COMPANY

MEDIUM-TERM NOTE, SERIES K

Due Nine Months or More From Date of Issue

0.125% Exchangeable Notes due March 2, 2016

WELLS FARGO & COMPANY, a corporation duly organized and existing under the laws of the State of Delaware (hereinafter called the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & Co., or its registered assigns, in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts, the principal sum of             DOLLARS ($            ), on March 2, 2016 (the “Stated Maturity Date”) unless and to the extent the Company has exercised the Redemption Right (as defined and described below) or the Holder hereof has exercised the Exchange Right (as defined and described below), and to pay interest thereon from March 2, 2011 or from the most recent Interest Payment Date to which interest has been paid or duly provided for at the rate of 0.125% per annum, payable semi-annually in arrears on March 2 and September 2 in each year beginning September 2, 2011 until the principal hereof is paid or made available for payment or as otherwise provided herein in connection with the Redemption Right or the Exchange Right. Interest shall be calculated on the basis of a year of 360 days with twelve 30-day months. The Company shall not pay any accrued but unpaid interest with respect to this Security or any portion hereof that has been exchanged pursuant to the Exchange Right or redeemed pursuant to the Redemption Right. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business (5:00 p.m. New York City time) on the Regular Record Date for such interest (whether or not a Business Day, as defined below) next preceding such Interest Payment Date. The Regular Record Date for an Interest Payment Date shall be the fifteenth calendar day, whether or not a Business Day, prior to such Interest Payment Date.

Any interest not punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of this Security not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which this Security may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

Payment of interest on this Security will be made in immediately available funds at the office or agency of the Company maintained for that purpose in the City of Minneapolis, Minnesota in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that, at the option of the Company, payment of interest may be paid by check mailed to the Person entitled thereto at such Person’s last address as it appears in the Security Register or by wire transfer to such account as may have been designated by such Person. Payment of principal of and interest on this Security at Maturity will be made against presentation of this Security at the office or agency of the Company maintained for that purpose in the City of Minneapolis, Minnesota or at any other office or agency maintained by the Company for such purpose. Notwithstanding the foregoing, for so long as this Security is a Global Security registered in the name of the Depositary, payments of principal and interest on this Security will be made to the Depositary by wire transfer of immediately available funds.

Exchange Right

Beginning March 12, 2011 to and including the earlier of (i) the Trading Day prior to the Redemption Notice Date, if applicable, and (ii) the fifth Trading Day prior to the Stated Maturity Date, the Holder of this Security may exchange each $1,000 principal amount of this Security for a number of shares of each Basket Stock (as defined below) equal to its Exchange Ratio (as defined below) (or, at the Company’s option, the cash value of such shares as determined on the Exchange Notice Date (as defined below)), subject to the Company’s right to redeem this Security on any day from and including March 2, 2014. A “Trading Day” is a day on which the New York Stock Exchange, the Nasdaq Markets and the American Stock Exchange, or any successor thereto, are open for trading during their regular trading sessions. This right of the Holder of this Security to exchange this Security is referred to herein as the “Exchange Right.”

The “Exchange Ratio” for each Basket Stock is set forth below in the definition of “Basket Stocks” under “—Certain Definitions” and is a number of shares calculated so that each Basket Stock initially represents its proportion of the initial Basket Value (as defined below) based on the initial stock prices of the Basket Stocks used to calculate the Exchange Ratios of the Basket Stocks. The initial stock price of each Basket Stock was determined on February 23, 2011. The Exchange Ratio for each Basket Stock will remain constant for the term of this Security unless adjusted for certain corporate events relating to, or dividend payments by, the issuer of that Basket Stock. See “ — Adjustment Events” below.

When the Holder of this Security exchanges this Security or any portion hereof, the Calculation Agent will determine the exact number of shares of each of the Basket Stocks to be received by the Holder based on the principal amount of this Security exchanged and the Exchange Ratio of each Basket Stock as it may have been adjusted through the Exchange Notice Date. Since this Security will be held only in book-entry form, a beneficial owner of this Security may exercise the Exchange Right only by acting through its participant at DTC, whose nominee is the registered Holder of this Security. Accordingly, if a beneficial owner of this Security desires to exchange all or any portion of this Security, such beneficial owner must instruct the participant through which it owns its interest to exercise the Exchange Right on its behalf.

To exchange this Security or any portion hereof on any day, a beneficial owner of this Security or any portion hereof must instruct its broker or other person with whom it holds its beneficial interest to take the appropriate steps through normal clearing system channels. A beneficial owner’s book-entry interest in this Security must be transferred to Wells Fargo Bank, N.A., the Paying Agent, on the day the Company delivers shares or pays cash to the Holder hereof, as described below. In addition, a beneficial owner of this Security must give the Company notice of exchange as follows:

•	fill out an Official Notice of Exchange, which is attached as Annex A hereto; and

•

deliver such Official Notice of Exchange to the Company before 11:00 A.M., New York City time, on the day such beneficial owner notifies the Company of its exercise of the Exchange Right (the “Exchange Notice Date”).

In order to ensure that the instructions are received by the Company on a particular day, a beneficial owner of this Security must instruct the participant through which it owns its interest before that participant’s deadline for accepting instructions from their customers. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, a beneficial owner of this Security should consult the participant through which it owns its interest for the relevant deadline. If the Company receives an Official Notice of Exchange after 11:00 A.M., New York City time, on any day or at any time on a day when the stock markets are closed, such notice will not become effective until the next day that the stock markets are open. All instructions given to the Company by participants on behalf of a beneficial owner relating to the right to exchange this Security will be irrevocable. In addition, at the time instructions are given, a beneficial owner of this Security must direct the participant through which it owns its interest to transfer its book-entry interest in this Security, on DTC’s records, to the Paying Agent on the Company’s behalf.

This Security must be exchanged in $1,000 minimum increments at a time.

The Holder of this Security will no longer have the Exchange Right if the Company redeems this Security.

Upon any exercise of the Exchange Right, the Holder of this Security will not be entitled to receive any cash payment representing any accrued but unpaid interest. Consequently, if this Security or any portion hereof is exchanged so that the Exchange Settlement Date (as defined below) occurs during the period from the close of business on a Regular Record Date for the payment of interest and prior to the next succeeding Interest Payment Date, this Security or the portion hereof exchanged must, as a condition to the delivery of the shares of the Basket Stocks or cash to the Holder hereof, be accompanied by funds equal to the interest payable on the succeeding Interest Payment Date on the principal amount of this Security exchanged.

Upon any such exchange, the Company may, at its sole option, either deliver such shares of the Basket Stocks or pay an amount in cash equal to the Basket Value on the Exchange Notice Date, as determined by the Calculation Agent, in lieu of such Basket Stocks.

The Company will, or will cause the Calculation Agent to, deliver such shares of the Basket Stocks or cash to the Paying Agent for delivery to the Holder of this Security on the fifth Business Day after the Exchange Notice Date, upon delivery of this Security to the Paying Agent. The “Exchange Settlement Date” will be the fifth Business Day after the Exchange Notice Date, or, if later, the day on which this Security is delivered to the Paying Agent.

If upon exchange of this Security or any portion hereof the Company delivers shares of the Basket Stocks, the Company will pay cash in lieu of delivering any fractional share of any Basket Stock in an amount equal to the value of such fractional shares based on the Closing Price (as defined below) of the Basket Stock as determined by the Calculation Agent on the Trading Day before the Exchange Settlement Date.

Redemption Right

The Company may redeem this Security, in whole but not in part, for settlement on any day from and including March 2, 2014, to and including the Stated Maturity Date, for an amount in cash for each $1,000 principal amount of this Security equal to the greater of (i) the redemption price of $1,000 and (ii) the Basket Value determined by the Calculation Agent on the Trading Day prior to the Redemption Notice Date. This right of the Company to redeem this Security is referred to herein as the “Redemption Right.”

If the Company redeems this Security, the Company will specify the Redemption Date in its notice of redemption. The “Redemption Date” will be 10 days following the day on which the Company gives its notice of redemption (the “Redemption Notice Date”), unless the 10th day following the Redemption Notice Date is not a Business Day, in which case the Redemption Date will be the immediately following day that is a Business Day. If the Company redeems this Security, the Holder of this Security will not receive any accrued but unpaid interest on the Redemption Date.

If the Company redeems this Security, the Holder of this Security will no longer be able to exercise the Exchange Right.

Business Day Adjustments

If the Stated Maturity Date, any Interest Payment Date, the Redemption Date or any Exchange Settlement Date is not a Business Day, any payments due on this Security on such day will be made on the next succeeding Business Day with the same force and effect as if made on such day.

Certain Definitions

The “Basket” is initially composed of the common stock of three companies, and consists of a number of shares of each Basket Stock equal to the Exchange Ratio with respect to such Basket Stock.

The “Basket Stocks” are the three stocks set forth in the table below. The table also indicates the proportion of the initial Basket Value represented by the shares of each Basket Stock, the Exchange Ratio for each Basket Stock, the initial stock price of each Basket Stock used to calculate the respective Exchange Ratio and the aggregate value of the shares of each Basket Stock contained in the Basket upon those initial stock prices.

Basket Stocks	Proportion of Initial Basket	Exchange Ratio	Initial Stock Price	Aggregate Share Value
Danaher Corporation	35%	6.4764	$51.4687	$333.33
Textron Inc.	35%	11.7591	$28.3468	$333.33
Ingersoll-Rand plc	30%	6.0862	$46.9449	$285.72

Total	100.00%			$952.38

If, as a result of any event described under “ — Adjustment Events” below, this Security is exchangeable into equity securities other than the shares of the Basket Stock Issuers, “Basket Stocks” shall include such other securities.

The “Basket Stock Issuers” (or, individually, a “Basket Stock Issuer”) are the issuers of the Basket Stocks.

The “Basket Value” on any Trading Day equals the sum of the products of the Closing Price and the Exchange Ratio for each Basket Stock, each determined as of such Trading Day by the Calculation Agent. The initial Basket Value is $952.38.

“Business Day” shall mean a day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in New York, New York or Minneapolis, Minnesota.

“Calculation Agency Agreement” shall mean the Calculation Agency Agreement dated as of March 2, 2011 between the Company and the Calculation Agent, as amended from time to time.

“Calculation Agent” shall mean the Person that has entered into the Calculation Agency Agreement with the Company, which term shall, unless the context otherwise requires, include its successors under such Calculation Agency Agreement. The initial Calculation Agent shall be Wells Fargo Securities, LLC. Pursuant to the Calculation Agency Agreement, the Company may appoint a different Calculation Agent from time to time after the initial issuance of this Security without the consent of the Holder of this Security and without notifying the Holder of this Security.

The “Closing Price” for one share of a Basket Stock (or one unit of any other security for which a Closing Price must be determined) on any Trading Day means:

•

if the Basket Stock (or any such other security) is listed or admitted to trading on a national securities exchange, the last reported sale price, regular way, of the principal trading session on such day on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which the Basket Stock (or any such other security) is listed or admitted to trading; or

•

if the Basket Stock (or any such other security) is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If a Basket Stock (or any such other security) is listed or admitted to trading on any national securities exchange but the last reported sale price is not available pursuant to the preceding sentence, then the Closing Price for one share of that Basket Stock (or one unit of any such other security) on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market or the OTC Bulletin Board on such day.

If the last reported sale price for a Basket Stock (or any such other security) is not available pursuant to either of the two preceding sentences, then the Closing Price for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for that Basket Stock (or any such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of Wells Fargo Securities, LLC or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. The term OTC Bulletin Board Service will include any successor service thereto.

A “Market Disruption Event” means the occurrence or existence of any of the following events:

•

a suspension, absence or material limitation of trading in any Basket Stock on its primary market for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the Calculation Agent in its sole discretion;

•

a suspension, absence or material limitation of trading in option or futures contracts relating to any Basket Stock, if available, in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the Calculation Agent in its sole discretion;

•

any Basket Stock does not trade on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market or what was the primary market for the Basket Stock, as determined by the Calculation Agent in its sole discretion; or

•

any other event, if the Calculation Agent determines in its sole discretion that the event materially interferes with the Company’s ability or the ability of any of its affiliates to unwind all or a material portion of a hedge with respect to this Security that the Company or its affiliates have effected or may effect.

The following events will not be Market Disruption Events:

•

a limitation on the hours or number of days of trading in a Basket Stock in its primary market, but only if the limitation results from an announced change in the regular business hours of the relevant market; and

•	a decision to permanently discontinue trading in the option or futures contracts relating to a Basket Stock.

For this purpose, an “absence of trading” in the primary securities market on which option or futures contracts relating to a Basket Stock, if available, are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in option or futures contracts relating to any Basket Stock, if available, in the primary market for those contracts, by reason of any of:

•	a price change exceeding limits set by that market;

•	an imbalance of orders relating to those contracts; or

•	a disparity in bid and asked quotes relating to those contacts will constitute a suspension or material limitation of trading in option or futures contracts, as the case may be, relating to the Basket Stock in the primary market for those contracts.

Calculation Agent

All determinations made by the Calculation Agent with respect to this Security will be at the sole discretion of the Calculation Agent and, in the absence of manifest error, will be conclusive for all purposes and binding on the Company and the Holder of this Security. All percentages and other amounts resulting from any calculation with respect to this Security will be rounded at the Calculation Agent’s discretion.

Events of Default and Acceleration

In case an Event of Default, as defined in the Indenture, with respect to this Security has occurred and is continuing, the amount payable to the Holder of this Security upon any acceleration permitted by this Security, with respect to each $1,000 principal amount of this Security, will be equal to the greater of (i) $1,000 and (ii) the Basket Value determined by the Calculation Agent on the date of acceleration.

Adjustment Events

The Exchange Ratio is subject to adjustments by the Calculation Agent as a result of the dilution and reorganization adjustments described in this section.

If one of the events described below occurs with respect to any Basket Stock and the Calculation Agent determines that the event has a dilutive or concentrative effect on the market price of such Basket Stock, the Calculation Agent will calculate a corresponding adjustment to the Exchange Ratio as the Calculation Agent deems appropriate to account for that dilutive or concentrative effect. The Exchange Ratio with respect to such Basket Stock will be adjusted by the Calculation Agent by multiplying the existing Exchange Ratio of such Basket Stock by a fraction whose numerator is the number of shares of such Basket Stock outstanding immediately after the dilution or reorganization event and whose denominator is the number of shares of such Basket Stock outstanding immediately prior to the dilution or reorganization event. For example, if an adjustment is required because of a two-for-one stock split, then the Exchange Ratio will be adjusted to double the prior Exchange Ratio, due to the corresponding decrease in the market price of such Basket Stock.

The Calculation Agent will also determine the effective date of that adjustment, and the replacement of the Basket Stock, if applicable, in the event of consolidation or merger of any Basket Stock Issuer, as described more fully below under “ — Reorganization Events”. Upon making any such adjustment, the Calculation Agent will give notice as soon as practicable to the Trustee and the Paying Agent, stating the adjustment to the Exchange Ratio with respect to such Basket Stock. In no event, however, will an antidilution adjustment to the Exchange Ratio during the term of this Security be deemed to change the principal amount of this Security.

If more than one event requiring adjustment occurs with respect to a Basket Stock, the Calculation Agent will make an adjustment for each event in the order in which the events occur, and on a cumulative basis. Thus, having made an adjustment for the first event, the Calculation Agent will adjust the Exchange Ratio for the second event, applying the required adjustment to the Exchange Ratio as already adjusted for the first event, and so on for any subsequent events.

For any dilution event described below, other than a consolidation or merger, the Calculation Agent will not have to adjust the Exchange Ratio unless the adjustment would result in a change to the Exchange Ratio of any such Basket Stock of at least 0.1% in the Exchange Ratio with respect to such Basket Stock then in effect. The Exchange Ratio with respect to such Basket Stock resulting from any adjustment will be rounded up or down, as appropriate, to the nearest one-hundred thousandth.

If an event requiring an antidilution adjustment occurs, the Calculation Agent will make the adjustment with a view to offsetting, to the extent practical, any change in the economic position of the Holder of this Security relative to this Security that results solely from that event. The Calculation Agent may, in its sole discretion, modify the adjustment events as necessary to ensure an equitable result.

The Calculation Agent will make all determinations with respect to adjustment events, including any determination as to whether an event requiring adjustment has occurred, as to the nature of the adjustment required and how it will be made or as to the value of any property distributed in a reorganization event, and will do so in its sole discretion. In the absence of manifest error, those determinations will be conclusive for all purposes and will be binding on the Holder of this Security and the Company, without any liability on the part of the Calculation Agent. The Holder of this Security will not be entitled to any compensation from the Company for any loss suffered as a result of any of the above determinations by the Calculation Agent. The Calculation Agent will provide information about the adjustments that it makes upon the written request of the Holder of this Security.

The following events are those that may require an antidilution adjustment of the Exchange Ratio with respect to any Basket Stock:

•	Ordinary Dividend Adjustments (as defined below);

•

a subdivision, consolidation or reclassification of any Basket Stock or a distribution or dividend of any Basket Stock to existing holders of such Basket Stock by way of bonus, capitalization or similar issue;

•	a distribution or dividend to existing holders of any Basket Stock of:

•	shares of such Basket Stock,

•

other share capital or securities granting the right to payment of dividends and/or the proceeds of liquidation of such Basket Stock Issuer equally or proportionately with such payments to holders of such Basket Stock, or

•	any other type of notes, rights or warrants in any case for payment (in cash or otherwise) at less than the prevailing market price as determined by the Calculation Agent;

•	the declaration by any Basket Stock Issuer of an extraordinary or special dividend or other distribution whether in cash or shares of such Basket Stock or other assets;

•	a repurchase by any Basket Stock Issuer of its common stock whether out of profits or capital and whether the consideration for such repurchase is cash, securities or otherwise;

•	any other similar event that may have a dilutive or concentrative effect on the market price of any Basket Stock; and

•	a consolidation of a Basket Stock Issuer with another company or merger of a Basket Stock Issuer with another company.

Ordinary Dividend Adjustments

In addition to any adjustments to the Exchange Ratio described elsewhere in this section, the Exchange Ratio will be adjusted for changes in the regular quarterly cash dividend payable to holders of such Basket Stock relative to its Base Quarterly Dividend. If there is any change (whether positive or negative) before the Stated Maturity Date or redemption of this Security in the regular quarterly cash dividend payable to holders of any of the Basket Stocks from the Base Quarterly Dividend payable to holders of such Basket Stock, the Exchange Ratio with respect to such Basket Stock will be adjusted (an “Ordinary Dividend Adjustment”) on the related ex-dividend date for such quarterly cash dividend with respect to such Basket Stock (the “Current Quarterly Dividend”) so that the new Exchange Ratio will equal the prior Exchange Ratio multiplied by the Ordinary Dividend Adjustment Factor.

The “Ordinary Dividend Adjustment Factor” will equal a fraction, the numerator of which is the Closing Price of such Basket Stock on the Trading Day preceding the ex-dividend date for the payment of the Current Quarterly Dividend (such Closing Price, the “Base Closing Price”), and the denominator of which is the amount by which the Base Closing Price of such Basket Stock on the Trading Day preceding the ex-dividend date exceeds the Dividend Differential.

The “Dividend Differential” equals the amount of the Current Quarterly Dividend minus the Base Quarterly Dividend.

The “Base Quarterly Dividend” means (i) with respect to Danaher Corporation, a quarterly dividend of $0.02 per share; (ii) with respect to Textron Inc., a quarterly dividend of $0.02 per share; and with respect to Ingersoll-Rand plc, a quarterly dividend of $0.07 per share.

Stock Splits and Reverse Stock Splits

A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth less as a result of a stock split.

A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth more as a result of a reverse stock split.

If any Basket Stock is subject to a stock split or a reverse stock split, then once the split has become effective, the Calculation Agent will adjust the Exchange Ratio with respect to such Basket Stock to equal the product of the prior Exchange Ratio of such Basket Stock and the number of shares issued in such stock split or reverse stock split with respect to one share of such Basket Stock.

Stock Dividends

In a stock dividend, a corporation issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own. Each outstanding share will be worth less as a result of a stock dividend.

If any Basket Stock is subject to a stock dividend payable in shares of such Basket Stock that is given ratably to all holders of shares of such Basket Stock, then once the dividend has become effective, the Calculation Agent will adjust the Exchange Ratio with respect to such Basket Stock on the ex-dividend date to equal the sum of the prior Exchange Ratio plus the product of the number of shares issued with respect to one share of such Basket Stock and the prior Exchange Ratio. The ex-dividend date for any dividend or other distribution is the first day on and after which such Basket Stock trades without the right to receive that dividend or distribution.

No Adjustments for Other Dividends and Distributions

The Exchange Ratio will not be adjusted to reflect dividends, including cash dividends, or other distributions paid with respect to any Basket Stock, other than:

•	Ordinary Dividend Adjustments described above;

•	stock dividends described above;

•	issuances of transferable rights and warrants as described in “ — Transferable Rights and Warrants” below,

•	distributions that are spin-off events described in “ — Reorganization Events” and

•	Extraordinary Dividends described below.

“Extraordinary Dividend” means each of (a) the full amount per share of a Basket Stock of any cash dividend or special dividend or distribution that is identified by the issuer of a Basket Stock as an extraordinary or special dividend or distribution and (b) the full cash value of any non-cash dividend or distribution per share of such Basket Stock (excluding Marketable Securities, as defined below). Subject to the following sentence, if any cash dividend or distribution of such other property with respect to any Basket Stock includes an Extraordinary Dividend, the Exchange Ratio with respect to such Basket Stock will be adjusted on the ex-dividend date so that the new Exchange Ratio will equal the product of (i) the prior Exchange Ratio and (ii) a fraction, the numerator of which is the Base Closing Price (as defined below), and the denominator of which is the amount by which the Base Closing Price exceeds the Extraordinary Dividend. If any Extraordinary Dividend is at least 35% of the Base Closing Price, then, instead of adjusting the Exchange Ratio, upon any exchange or, if the Company redeems this Security and the Basket Value exceeds $1,000, upon the Company’s redemption of this Security, the payment, upon an exchange or redemption of this Security, will be determined as described below under “ — Reorganization Events,” and the Extraordinary Dividend will be allocated to Reference Basket Stocks (as defined below) in accordance with the procedures for a Reference Basket Event as defined and described in clause (c)(ii) below under “ — Reorganization Events”. For each Basket Stock, “Base Closing Price” means the Closing Price of such Basket Stock on the Business Day preceding the “ex-dividend date” (that is, the day on and after which transactions in such Basket Stock on an organized securities exchange or trading system no longer carry the right to receive the cash dividend or other cash distribution) for the payment of such cash dividend or other cash distribution. The value of the non-cash component of an Extraordinary Dividend will be determined on the ex-dividend date for such distribution by the Calculation Agent, whose determination shall be conclusive in the absence of manifest error.

To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent, in its sole discretion. A distribution on a Basket Stock that is a dividend payable in shares of Basket Stock, an issuance of rights or warrants or a spin-off event and also an Extraordinary Dividend will result in an adjustment to the number of shares of Basket Stock only as described in “ — Stock Dividends” above, “ — Transferable Rights and Warrants” below or “ — Reorganization Events” below, as the case may be, and not as described here.

Transferable Rights and Warrants

If a Basket Stock Issuer issues transferable rights or warrants to all holders of the Basket Stock to subscribe for or purchase the Basket Stock at an exercise price per share that is less than the Closing Price of the Basket Stock on the Business Day before the ex-dividend date for the issuance, then the Exchange Ratio will be adjusted to equal the product of the prior Exchange Ratio and a fraction, the numerator of which will be the number of shares of the Basket Stock outstanding at the close of business on the Business Day before the ex-dividend date (as adjusted for any subsequent event requiring an adjustment hereunder) plus the number of additional shares of the Basket Stock offered for subscription or purchase pursuant to the rights or warrants and the denominator of which will be the number of shares of the Basket Stock outstanding at the close of business on the Business Day before the ex-dividend date (as adjusted for any subsequent event requiring an adjustment hereunder) plus the number of additional shares of Basket Stock which the aggregate offering price of the total number of shares of the Basket Stock so offered for subscription or purchase pursuant to the rights or warrants would purchase at the Closing Price on the Business Day before the ex-dividend date for the issuance, which will be determined by multiplying the total number of additional shares of the Basket Stock offered for subscription or purchase pursuant to the rights or warrants by the exercise price of the rights or warrants and dividing the product so obtained by the Closing Price on the Business Day before the ex-dividend date for the issuance. If the number of shares of the Basket Stock actually delivered in respect of the rights or warrants differs from the number of shares of the Basket Stock offered in respect of the rights or warrants, then the Exchange Ratio will promptly be readjusted to the Exchange Ratio which would have been in effect had the adjustment been made on the basis of the number of shares of the Basket Stock actually delivered in respect of the rights or warrants.

Reorganization Events

Any of the following shall constitute a reorganization event:

•	a Basket Stock is reclassified or changed, including, without limitation, as a result of the issuance of any tracking stock by the issuer of such Basket Stock,

•

the issuer of a Basket Stock has been subject to any merger, combination or consolidation and is not the surviving entity or is the surviving entity but all outstanding shares of Basket Stock are exchanged for or converted into other property,

•	the issuer of a Basket Stock completes a statutory exchange of securities with another corporation (other than pursuant to the preceding bullet point),

•	the issuer of a Basket Stock is liquidated,

•

the issuer of a Basket Stock issues to all of its shareholders equity securities of an issuer other than the issuer of a Basket Stock (other than in a transaction described in second, third or fourth bullet point above) (a “Spinoff Stock”), or

•	the issuer of a Basket Stock is the subject of a tender or exchange offer or going private transaction on all of the outstanding shares.

If any reorganization event occurs, in each case as a result of which the holders of a Basket Stock receive any equity security listed on a national securities exchange (a “Marketable Security”), other securities or other property, assets or cash (collectively “Exchange Property”), upon any exchange or upon the Company’s redemption of this Security for an amount per $1,000 principal amount of this Security equal to the Basket Value, the payment with respect to each $1,000 principal amount of this Security following the effective date for such reorganization event (or, if applicable, in the case of Spinoff Stock, the ex-dividend date for the distribution of such Spinoff Stock) will be determined in accordance with the following:

(a) if a Basket Stock continues to be outstanding (including, if applicable, as reclassified upon the issuance of any tracking stock), the Exchange Ratio in effect for such Basket Stock on the Exchange Notice Date or the Trading Day prior to the Redemption Notice Date, as applicable, will apply (subject to any adjustments for any distributions that may be made as described in clause (c)(i) below); and

(b) for each Marketable Security received in such reorganization event (each a “New Stock”), including the issuance of any tracking stock or Spinoff Stock or the receipt of any stock received in exchange for shares of the Basket Stock, a new share Exchange Ratio will apply equal to the number of shares of the New Stock received with respect to one share of the Basket Stock multiplied by the Exchange Ratio for such Basket Stock on the Business Day immediately prior to the effective date of the reorganization event (the “New Stock Exchange Ratio”), as adjusted to and including the Exchange Notice Date or the Trading Day prior to the Redemption Notice Date, as applicable (subject to any adjustments for any distributions that may be made as described in clause (c)(i) below); and

(c) for any cash and any other property or securities other than Marketable Securities received in such reorganization event (the “Non-Stock Exchange Property”),

(1) if the Basket Stock continues to be outstanding, a number of shares of the Basket Stock, determined by the Calculation Agent on the Trading Day immediately prior to the effective date of such reorganization event, with an aggregate value equal to the Exchange Ratio in effect for the Basket Stock on such Trading Day multiplied by a fraction, the numerator of which is the value of the Non-Stock Exchange Property on such Trading Day and the denominator of which is the amount by which the Closing Price of the Basket Stock exceeds the value of the Non-Stock Exchange Property on such Trading Day; and the number of such shares of the Basket Stock determined in accordance with this clause will be added at the time of such adjustment to the Exchange Ratio calculated under (a) above,

(2) if the Basket Stock is surrendered for Exchange Property that includes New Stock:

(i) if the New Stock is a Marketable Security in existence prior to the effective date of the reorganization event, a number of shares of the New Stock determined by the Calculation Agent on the Trading Day immediately prior to the effective date of such reorganization event with an aggregate value equal to (x) the New Stock Exchange Ratio as calculated under (b) above (without taking into account the additional shares in this provision) multiplied by (y) a fraction, the numerator of which is the value on such Trading Day of the Non-Stock Exchange Property received per share of the Basket Stock and the denominator of which is the amount by which the Closing Price of the New Stock exceeds the value on such Trading Day of the Non-Stock Exchange Property received per share of the Basket Stock, and

(ii) if the New Stock is not a Marketable Security in existence prior to the effective date of the reorganization event, a number of shares of the New Stock determined by the Calculation Agent on the effective date of such reorganization event (or the following Trading Day if such day is not a Trading Day or if a Market Disruption Event occurs or is continuing on such day) with an aggregate value equal to the New Stock Exchange Ratio in effect for the New Stock on such Trading Day multiplied by a fraction, the numerator of which is the value on such Trading Day of the Non-Stock Exchange Property received per share of the Basket Stock and the denominator of which is the amount by which the Closing Price of the New Stock exceeds the value on such Trading Day of the Non-Stock Exchange Property received per share of the Basket Stock, where the number of such shares of the New Stock determined in accordance with this clause will be added to the New Stock Exchange Ratio as calculated under (b) above either at the time of such adjustment, in the case of clause (i) above, or on the date of determination of additional shares, in case of clause (ii) above, or

(3) if the Basket Stock is surrendered exclusively for Non-Stock Exchange Property of the surviving entity in a reorganization event, any Marketable Security of the surviving entity, which shall be chosen by the Calculation Agent in its sole discretion, or

(4) if the Basket Stock is surrendered exclusively for Non-Stock Exchange Property of the surviving entity in a reorganization event that has no Marketable Securities, or if there is no surviving entity (in each case, a “Reference Basket Event”), an initially equal dollar weighted basket of three Reference Basket Stocks with an aggregate value on the effective date of such reorganization event equal to the value of the Non-Stock Exchange Property multiplied by the Exchange Ratio in effect for the Basket Stock on the Trading Day immediately prior to the effective date of such reorganization event.

Reference Basket Events

Following the occurrence of a Reference Basket Event described in paragraph (c)(4) above, the number or shares deliverable upon exchange or the amount payable upon redemption (if the Basket Value exceeds the redemption price of $1,000 per $1,000 principal amount of this

Security on the Trading Day immediately preceding the Redemption Notice Date) for each $1,000 principal amount of this Security will be determined by reference to Reference Basket Stocks at the Basket Stock Exchange Ratio then in effect for each such a Reference Basket Stock as determined in accordance with the following paragraph.

The “Reference Basket Stocks” will be the three stocks with the largest market capitalization among the stocks that then comprise the S&P 500 Index (or, if publication of such Index is discontinued, any successor or substitute index selected by the Calculation Agent in its sole discretion) with the same primary Standard Industrial Classification Code (“SIC code”) as the Basket Stock Issuer; provided, however, that a Reference Basket Stock will not include any stock that is subject to a trading restriction under the trading restriction policies of the Company or any of its affiliates that would materially limit the ability of the Company or any of its affiliates to hedge this Security with respect to such stock. In the event that three Reference Basket Stocks cannot be identified from the S&P 500 Index by primary SIC code for which there is no trading restriction, the remaining Reference Basket Stock(s) will be selected by the Calculation Agent from the largest market capitalization stock(s) within the same Division and Major Group classification (as defined by the Office of Management and Budget) as the primary SIC code for the Basket Stock Issuer. Each Reference Basket Stock will be assigned a Basket Stock Exchange Ratio equal to the number of shares of such Reference Basket Stock with a Closing Price on the effective date of such reorganization event equal to the product of (a) the value of the Non-Stock Exchange Property, (b) the Exchange Ratio in effect for the Basket Stock on the Trading Day immediately prior to the effective date of such reorganization event and (c) 0.3333333.

Following the allocation of any Extraordinary Dividend to Reference Basket Stocks as described above or any reorganization event described above, the Basket Value on any Business Day determined by the Calculation Agent upon any exchange, redemption or at maturity of this Security with respect to each $1,000 principal amount of this Security will be an amount equal to:

(x) if applicable, the Closing Price of the Basket Stock times the Exchange Ratio for such Basket Stock; and

(y) if applicable, for each New Stock, the Closing Price of such New Stock times the New Stock Exchange Ratio for such New Stock; and

(z) if applicable, for each Reference Basket Stock, the Closing Price of such Reference Basket Stock times the Basket Stock Exchange Ratio for such Reference Basket Stock.

In each case, the applicable Exchange Ratio (including for this purpose, any New Stock Exchange Ratio or Reference Basket Stock Exchange Ratio) will be determined, as applicable, upon any exchange, redemption or at maturity of this Security.

Adjustments for Reorganization Events

If the Holder of this Security exercises the Exchange Right and the Company elects to deliver shares of the Basket Stocks or if the Company redeems this Security for an amount equal to the Basket Value for each $1,000 principal amount of this Security, the Calculation Agent will make such adjustments until, but not beyond, the close of business on the Exchange Notice Date or the Trading Day prior to the Redemption Notice Date, as applicable.

If a reorganization event occurs with respect to the shares of a Basket Stock and the Calculation Agent adjusts the Exchange Ratio to reflect the distribution property in the event as described above, the Calculation Agent will make further adjustment events for any later events that affect the distribution property, or any component of the distribution property, comprising the new Exchange Ratio. The Calculation Agent will do so to the same extent that it would make adjustments if the shares of the Basket Stock were outstanding and were affected by the same kinds of events. If a subsequent reorganization event affects only a particular component of the number of shares of the Basket Stock, the required adjustment will be made with respect to that component, as if it alone were the number of shares of the Basket Stock.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature or its duly authorized agent under the Indenture referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

[The remainder of this page has been left intentionally blank]

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

DATED:

WELLS FARGO & COMPANY

By:

Its:

[SEAL]

Attest:

Its:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION This is one of the Securities of the series designated therein described in the within-mentioned Indenture.

CITIBANK, N.A.,
as Trustee

By:
Authorized Signature

OR

WELLS FARGO BANK, N.A., as Authenticating Agent for the Trustee

By:
Authorized Signature

[Reverse of Note]

WELLS FARGO & COMPANY

MEDIUM-TERM NOTE, SERIES K

Due Nine Months or More From Date of Issue

0.125% Exchangeable Notes due March 2, 2016

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an indenture dated as of July 21, 1999, as amended or supplemented from time to time (herein called the “Indenture”), between the Company and Citibank, N.A., as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series of the Securities designated as Medium-Term Notes, Series K, of the Company, which series is limited to an aggregate principal amount or face amount, as applicable, of $25,000,000,000 or the equivalent thereof in one or more foreign or composite currencies. The amount payable on the Securities of this series may be determined by reference to the performance of one or more equity-, commodity- or currency-based indices, exchange traded funds, securities, commodities, currencies, statistical measures of economic or financial performance, or a basket comprised of two or more of the foregoing, or any other market measure or may bear interest at a fixed rate or a floating rate. The Securities of this series may mature at different times, be redeemable at different times or not at all, be repayable at the option of the Holder at different times or not at all and be denominated in different currencies.

Article Sixteen of the Indenture shall not apply to this Security.

The Securities are issuable only in registered form without coupons and will be either (a) book-entry securities represented by one or more Global Securities recorded in the book-entry system maintained by the Depositary or (b) certificated securities issued to and registered in the names of, the beneficial owners or their nominees.

The Company agrees, to the extent permitted by law, not to voluntarily claim the benefits of any laws concerning usurious rates of interest against a Holder of this Security.

Modification and Waivers

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the

Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of all series to be affected, acting together as a class. The Indenture also contains provisions permitting the Holders of a majority in principal amount of the Securities of all series at the time Outstanding affected by certain provisions of the Indenture, acting together as a class, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with those provisions of the Indenture. Certain past defaults under the Indenture and their consequences may be waived under the Indenture by the Holders of a majority in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series. Solely for the purpose of determining whether any consent, waiver, notice or other action or Act to be taken or given by the Holders of Securities pursuant to the Indenture has been given or taken by the Holders of Outstanding Securities in the requisite aggregate principal amount, the principal amount of this Security will be deemed to be equal to the amount set forth on the face hereof as the “Principal Amount” hereof. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

Defeasance

Section 403 and Article Fifteen of the Indenture and the provisions of clause (ii) of Section 401(1)(B) of the Indenture, relating to defeasance at any time of (a) the entire indebtedness on this Security and (b) certain restrictive covenants and certain Events of Default, upon compliance by the Company with certain conditions set forth therein, shall not apply to this Security. The remaining provisions of Section 401 of the Indenture shall apply to this Security.

Authorized Denominations

This Security is issuable only in registered form without coupons in denominations of $1,000 or any amount in excess thereof which is an integral multiple of $1,000.

Registration of Transfer

Upon due presentment for registration of transfer of this Security at the office or agency of the Company in the City of Minneapolis, Minnesota, a new Security or Securities of this series, with the same terms as this Security, in authorized denominations for an equal aggregate principal amount will be issued to the transferee in exchange herefor, as provided in the Indenture and subject to the limitations provided therein and to the limitations described below, without charge except for any tax or other governmental charge imposed in connection therewith.

This Security is exchangeable for definitive Securities in registered form only if (x) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for this Security or if at any time the Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and a successor depositary is not appointed within 90 days after the Company receives such notice or becomes aware of such ineligibility, (y) the Company in its sole discretion determines that this Security shall be exchangeable for definitive Securities in registered form and notifies the Trustee thereof or (z) an Event of Default with respect to the Securities represented hereby has occurred and is continuing. If this Security is exchangeable pursuant to the preceding sentence, it shall be exchangeable for definitive Securities in registered form, having the same date of issuance, Stated Maturity Date and other terms and of authorized denominations aggregating a like amount.

This Security may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor of the Depositary or a nominee of such successor. Except as provided above, owners of beneficial interests in this Global Security will not be entitled to receive physical delivery of Securities in definitive form and will not be considered the Holders hereof for any purpose under the Indenture.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

Obligation of the Company Absolute

No reference herein to the Indenture and no provision of this Security or the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of or interest on this Security (or amounts payable in connection with the exercise of the Exchange Right or the Redemption Right, as applicable) at the times, place and rate, and in the coin or currency, herein prescribed, except as otherwise provided in this Security.

No Personal Recourse

No recourse shall be had for the payment of the principal of or interest on this Security (or amounts payable in connection with the exercise of the Exchange Right or the Redemption Right, as applicable), or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture or any indenture supplemental thereto, against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released.

Defined Terms

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture unless otherwise defined in this Security.

Governing Law

This Security shall be governed by and construed in accordance with the law of the State of New York, without regard to principles of conflicts of laws.

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	—	as tenants in common

TEN ENT	—	as tenants by the entireties

JT TEN	—	as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT	—		Custodian
		(Cust)		(Minor)

Under Uniform Gifts to Minors Act

(State)

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, the undersigned hereby sell(s) and transfer(s) unto

Please Insert Social Security or
Other Identifying Number of Assignee

(PLEASE PRINT OR TYPE NAME AND ADDRESS INCLUDING POSTAL ZIP CODE OF ASSIGNEE)

the within Security of WELLS FARGO & COMPANY and does hereby irrevocably constitute and appoint                                          attorney to transfer the said Security on the books of the Company, with full power of substitution in the premises.

Dated:

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatever.

Annex A

OFFICIAL NOTICE OF EXCHANGE

Dated: On or after March 12, 2011

Wells Fargo & Company	Wells Fargo Securities, LLC
375 Park Avenue, 4th Floor	c/o Institutional Investor Solutions
MAC J0127-045	375 Park Avenue, 4th Floor
New York, NY 10152	MAC J0127-045
Facsimile No: (212) 214-5913	New York, NY 10152
Telephone No: (212) 214-6101	Facsimile No: (212) 214-6270/6271
Attention: Derivatives Structuring Group	Telephone No: (212) 214-8917
Attention: William Threadgill

Dear Sirs or Madams:

The undersigned beneficial owner of the Medium-Term Notes, Series K, 0.125% Exchangeable Notes due March 2, 2016 of Wells Fargo & Company (CUSIP No. 94986RCZ2) (the “notes”) hereby irrevocably elects to exercise, with respect to the principal amount of the notes indicated below, as of the date hereof (or if this notice is received after 11:00 A.M., New York City time, on any business day, as of the next business day), provided that such a day is on or after March 12, 2011, and is on or before the earlier of (i) the trading day prior to the redemption notice date, if applicable, and (ii) the fifth trading day before the stated maturity date. The exchange right is to be exercised as described under “Specific Terms of the Notes — Exchange Right,” in the pricing supplement dated February 23, 2011 relating to Registration Statement No. 333-159738. Terms not defined in this notice shall have their respective meanings as described in the pricing supplement.

Please (i) date and acknowledge receipt of this Official Notice of Exchange in the place provided below, and fax a copy to the fax number indicated and, if the exchange settlement date for this exchange falls after a record date and prior to the succeeding interest payment date, provide an amount of cash equal to the interest payable on the succeeding interest payment date with respect to the principal of the notes to be exchanged. The amount of any such cash payment will be determined by the calculation agent and indicated in its acknowledgment of this Official Notice of Exchange. Wells Fargo will then deliver, in its sole discretion, the shares of the basket stocks, using the exchange ratios in effect on the exchange notice date, or an equivalent amount in cash on the fifth business day after the exchange notice date, in accordance with the terms of the notes as described in the pricing supplement.

The undersigned certifies to you that (i) it is, or is duly authorized to act for, the beneficial owner of the notes to be exchanged (and attaches evidence of such ownership as provided by the undersigned’s position services department or the position services department of the entity through which the undersigned holds its notes) and (ii) it will cause the principal amount of notes to be exchanged to be transferred to the paying agent on the exchange settlement date.

Very truly yours,

Name of Beneficial Owner

By:

Name

Title and/or Organization

Fax No./Direct No.
$
Principal amount of notes to be surrendered for exchange
$
Accrued interest, if any, due upon surrender of notes for exchange

Please specify: Exchange Notice Date

Receipt of the above

Official Notice of Exchange is hereby acknowledged.

WELLS FARGO & COMPANY, as issuer

WELLS FARGO SECURITIES, LLC, as calculation agent

By:
Title:

Date and time of acknowledgment

Accrued interest, if any, due upon surrender of the notes for exchange: $

Annex A-2